Exhibit 3.1

CARDIVA MEDICAL, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Cardiva Medical, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The name of this corporation is Cardiva Medical, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on November 5, 2010. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 25, 2011. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 23, 2011. A Second Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 8, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 6, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 7, 2014. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 24, 2014. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 28, 2015. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 27, 2017. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 19, 2017. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12, 2020.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware, and prompt written notice will be duly given pursuant to Section 228 of the General Corporation Law of the State of Delaware.

THIRD: The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 29th day of June, 2020.

CARDIVA MEDICAL, INC.

By:	/s/ John Russell
Name:	John Russell
Title:	President and Chief Executive Officer

1.

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CARDIVA MEDICAL, INC.,

a Delaware corporation

FIRST

The name of the corporation is Cardiva Medical, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, county of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 267,005,403 shares, consisting of 146,000,000 shares of Common Stock, par value $0.001 per share and 121,005,403 shares of Preferred Stock, par value $0.001 per share. The first series of Preferred Stock is designated “Series 3 Preferred Stock” and shall consist of 30,772,735 shares. The second series of Preferred Stock is designated “Series 4 Preferred Stock” and shall consist of 7,911,581 shares. The third series of Preferred Stock is designated “Series 5 Preferred Stock” and shall consist of 49,712,404 shares. The fourth series of Preferred Stock is designated “Series 6 Preferred Stock” and shall consist of 32,608,683 shares.

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this Article FOURTH, capitalized terms that are not otherwise defined in this Article FOURTH shall have the following definitions:

(a) ”Capital Stock” shall mean the Corporation’s Common Stock and Preferred Stock.

(b) ”Common Stock” shall mean the Corporation’s Common Stock, par value $0.001 per share.

(c) ”Conversion Price” shall mean, (i) with respect to the Series 6 Preferred Stock, $1.3800 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), provided, however, effective immediately prior to the closing of a firm commitment underwritten initial public offering of the Common Stock (“IPO”) filed under the Securities Act of 1933 (the “Securities Act”), the Conversion Price of the Series 6 Preferred Stock shall be $0.9857 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) with respect to the Series 5 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) with respect to the Series 4 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (iv) with respect to the Series 3 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(d) ”Convertible Securities” shall mean any evidences of outstanding indebtedness, shares, options or other securities convertible into or exercisable or exchangeable for Common Stock or Preferred Stock.

2.

(e) ”Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock) or the purchase or redemption of shares of the Corporation for cash or property, other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of shares of Common Stock for cash consideration in transactions approved by the Board of Directors and the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted to Common Stock basis).

(f) ”Dividend Rate” shall mean, (i) with respect to the Series 6 Preferred Stock, an annual rate of $0.138 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (ii) with respect to the Series 5 Preferred Stock, an annual rate of $0.10 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), (iii) with respect to the Series 4 Preferred Stock, an annual rate of $0.125 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), and (iv) with respect to the Series 3 Preferred Stock, an annual rate of $0.125 per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) ”Filing Date” shall mean the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

(h) ”Liquidation Preference” shall mean, (i) with respect to the Series 6 Preferred Stock, $2.5875 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) with respect to the Series 5 Preferred Stock, $1.875 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) with respect to the Series 4 Preferred Stock, $1.875 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (iv) with respect to the Series 3 Preferred Stock, $1.875 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(i) ”Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) ”Original Issue Price” shall mean, (i) with respect to the Series 6 Preferred Stock, $1.3800 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) with respect to the Series 5 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (iii) with respect to the Series 4 Preferred Stock, $1.25 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (iv) with respect to the Series 3 Preferred Stock, $1.25 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(k) ”Original Adjusted Issue Price” shall mean, (i) with respect to the Series 5 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), (ii) with respect to the Series 4 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), and (iii) with respect to the Series 3 Preferred Stock, $1.00 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(l) ”Preferred Stock” shall mean the Series 3 Preferred Stock, the Series 4 Preferred Stock, Series 5 Preferred Stock and Series 6 Preferred Stock.

(m) ”Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

3.

(n) ”Series 3 Preferred Stock” shall mean shares of Series 3 Preferred Stock (par value $0.001 per share) of the Corporation.

(o) ”Series 4 Preferred Stock” shall mean shares of Series 4 Preferred Stock (par value $0.001 per share) of the Corporation.

(p) ”Series 5 Preferred Stock” shall mean shares of Series 5 Preferred Stock (par value $0.001 per share) of the Corporation.

(q) ”Series 6 Preferred Stock” shall mean shares of Series 6 Preferred Stock (par value $0.001 per share) of the Corporation.

2. Dividends.

(a) Preferred Stock Dividends. From and after the date of issuance of any shares of Preferred Stock, dividends shall accrue at the applicable Dividend Rate on each share of then-issued Preferred Stock, day to day, whether or not declared, and shall be cumulative until the conversion of such shares of Preferred Stock in connection with the closing of an IPO (the “Accrued Dividends”); provided, however, that the Corporation shall pay such Accrued Dividends through the issuance of additional shares of Common Stock (where the number of shares of Common Stock issuable with respect to each share of Preferred Stock shall equal the Accrued Dividends then accrued on such share of Preferred Stock and not previously paid divided by the public offering price in such IPO) immediately prior to the closing of an IPO. From and after the closing of such IPO, all dividends, other than Accrued Dividends, which shall continue to accrue at the applicable Dividend Rate on any shares of Preferred Stock that have not been so converted to Common Stock in connection with the closing of an IPO, shall be noncumulative and payable only when, as, and if declared by the Board of Directors. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (a) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid, if any, and (b) (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and (B) multiplying such fraction by an amount equal to the Original Issue Price for such series; provided, however, that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Subsection 2(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(b) Common and Preferred Stock. After payment of the full amount of any dividends pursuant to Subsection 2(a), any additional dividends shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below) for the applicable series of Preferred Stock, subject to the rights of the Preferred Stock in respect of the Accrued Dividends in Subsection 2(a) above and to the voting rights set forth in Section 6.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

4.

(d) Consent to Certain Distributions. To the extent certain sections of the corporations code of any state set forth minimum requirements for the Corporation’s retained earnings and/or assets that would otherwise be applicable to Distributions made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) repurchases of Common Stock of the Corporation in connection with the settlement of disputes with any stockholder, such Distributions may be made without regard to any “preferential dividends arrears amount,” “preferential rights amount,” or similar concept.

3. Liquidation Rights.

(a) Series 6 Preferred Stock Liquidation Preference. In the event of any Liquidation (as defined below), the holders of Series 6 Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series 5 Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series 6 Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for each share of Series 6 Preferred Stock and (ii) all Accrued Dividends accrued and not previously paid, if any, together with any other dividends declared but unpaid thereon on each share of Series 6 Preferred Stock. If upon a Liquidation of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series 6 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Subsection 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series 6 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Subsection 3(a).

(b) Series 4 Preferred Stock and Series 5 Preferred Stock Liquidation Preference. In the event of any Liquidation, after the payment to the holders of Series 6 Preferred Stock of the full preferential amounts specified in Subsection 3(a), the holders of Series 4 Preferred Stock and Series 5 Preferred Stock shall be entitled to receive with equal priority and pro rata, but prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series 3 Preferred Stock or the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series 4 Preferred Stock and Series 5 Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for each share of Series 4 Preferred Stock and Series 5 Preferred Stock and (ii) all Accrued Dividends accrued and not previously paid, if any, together with any other dividends declared but unpaid thereon on each share of Series 4 Preferred Stock and Series 5 Preferred Stock. If upon a Liquidation of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series 4 Preferred Stock and Series 5 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Subsection 3(b), then the entire assets of the Corporation legally available for distribution after payment to the holders of Series 6 Preferred Stock of the full preferential amounts specified in Subsection 3(a) shall be distributed with equal priority and pro rata among the holders of the Series 4 Preferred Stock and Series 5 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Subsection 3(b).

(c) Series 3 Preferred Stock Liquidation Preference. In the event of any Liquidation, after the payment to the holders of Series 6 Preferred Stock, Series 5 Preferred Stock and Series 4 Preferred Stock of the full preferential amounts specified in Subsections 3(a) and 3(b), the holders of Series 3 Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series 3 Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for each share of Series 3 Preferred Stock and (ii) all Accrued Dividends accrued and not previously paid, if any, together with any other dividends declared but unpaid thereon on each share of Series 3 Preferred Stock. If upon a Liquidation of the Corporation, after the payment to the holders of Series 6 Preferred Stock, Series 5 Preferred Stock and Series 4 Preferred Stock of the full preferential amounts specified in Subsections 3(a) and 3(b), the assets of the Corporation legally available for distribution to the holders of the Series 3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Subsection 3(c), then the entire assets of the Corporation legally available for distribution after the payment to the holders of Series 6 Preferred Stock, Series 5 Preferred Stock and Series 4 Preferred Stock of the full preferential amounts specified in Subsections 3(a) and 3(b) shall be distributed with equal priority and pro rata among the holders of the Series 3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Subsection 3(c).

5.

(d) Remaining Assets. After the payment to the holders of Series 6 Preferred Stock, Series 5 Preferred Stock, Series 4 Preferred Stock and Series 3 Preferred Stock of the full preferential amounts specified in Subsections 3(a), 3(b) and 3(c), the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate for such series of Preferred Stock.

(e) Reorganization. For purposes of this Article FOURTH, “Liquidation” shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes; provided that such sale of stock has been approved pursuant to Section 6) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; (c) the exclusive license of all or substantially all of the Corporation’s intellectual property; or (d) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the period of time set forth for such purpose in the definitive agreements for such transaction or, if none, as determined by the Board of Directors in good faith; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the period of time set forth for such purpose in the definitive agreements for such transaction or, if none, as determined by the Board of Directors in good faith.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully paid, nonassessable shares of Common Stock determined by, (i) with respect to the Series 6 Preferred Stock, dividing the applicable Original Issue Price by the applicable Conversion Price, and (ii) with respect to the Series 5 Preferred Stock, Series 4 Preferred Stock and Series 3 Preferred Stock (collectively, the “Prior Preferred Stock”), dividing the applicable Original Adjusted Issue Price by the applicable Conversion Price. The ratio of the number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate.” Upon any decrease or increase in the applicable Conversion Price, as described in this Section 4, the applicable Conversion Rate shall be appropriately increased or decreased.

6.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of an IPO covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than thirty million U.S. dollars ($30,000,000) and the implied pre-money equity valuation of the Corporation is not less than two hundred million U.S. dollars ($200,000,000) plus all Accrued Dividends on the Prior Preferred Stock (to the extent not previously paid) through the date of such IPO (a “Qualified IPO”), (ii) upon the vote or written consent for such conversion from the holders of at least a majority of the then outstanding shares of Preferred Stock to be converted voting together as a single class on an as-converted basis, or, if later, the effective date for conversion specified (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”); provided, however, that that the Series 6 Preferred Stock shall not automatically convert in the event referred to in (ii) above unless such conversion is approved by the holders of at least a majority of the then outstanding shares of Series 6 Preferred Stock consenting or voting (as the case may be) separately as a class (the “Requisite Series 6 Holders”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of a series of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock and, only in the case of an Automatic Conversion Event in connection with an IPO, any Accrued Dividends accrued and not previously paid, on the shares of Preferred Stock converted, if any. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a Liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

7.

(d) Adjustments for Diluting Issues.

(i) Special Definition. For purposes of this Subsection 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii), deemed to be issued) by the Corporation after the Filing Date, other than:

(1) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to any stock option plan approved by the Board of Directors;

(2) shares of Common Stock or Preferred Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the Filing Date;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock in connection with the payment of the Accrued Dividends;

(4) shares of Common Stock issued in a Qualified IPO;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization, the principal purpose of which is other than raising capital through the sale of equity securities of the Corporation, provided, that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors, landlords or other financial institutions pursuant to a commercial leasing (including, but not limited to equipment and/or real estate) or debt financing transaction, the principal purpose of which is other than raising capital through the sale of equity securities of the Corporation, provided, that such issuances are approved by the Board of Directors;

(7) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements, joint ventures, development projects or strategic partnerships or arrangements approved by the Board of Directors;

(8) shares of Common Stock issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; and

(9) any Option or Convertible Security convertible into the securities excluded from the definition of Additional Shares of Common pursuant to subsections (1) through (8) above.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Subsection 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

8.

(1) no further adjustment in the Conversion Price of the Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Subsection 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Subsections 4(e), 4(t) and 4(g)), the Conversion Price of the Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Preferred Stock to an amount above the applicable Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Subsection 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Subsection 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Subsection 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of such series of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number

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of such Additional Shares of Common so issued; provided that for the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common shall be deemed issued pursuant to Subsection 4(d)(iii) above, such Additional Shares of Common shall be deemed to be outstanding. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Subsection 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of the Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of any series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of such series of Preferred Stock, the Dividend Rate, Original Adjusted

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Issue Price and Liquidation Preference of the Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of any series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of such series of Preferred Stock, the Dividend Rate, Original Adjusted Issue Price and Liquidation Preference of such series of the Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of any series of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes (or series within a class or classes) of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Subsections (f) and (g) above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such series of Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Preferred Stock may be waived (i) with respect to an adjustment to the Conversion Price of the Series 6 Preferred Stock, by vote or written consent of the Requisite Series 6 Holders, and (ii) with respect to an adjustment to the Conversion Price of any series of Prior Preferred Stock, by the vote or written consent of the holders of the majority of the outstanding shares of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis).

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any Recapitalization; or

(iii) to pursue or consummate a Liquidation;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, Distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

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The notice provisions set forth in this section may be shortened or waived by the vote or written consent of the holders of the majority of the outstanding shares of the Preferred Stock (voting together as a single class on an as-converted to Common Stock basis).

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holders of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Common Stock. Except with respect to the election of directors of the Corporation as set forth in Section 5(d) below, the holder of each share of Common Stock issued and outstanding shall have one vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(6)(2) of the DGCL.

(c) Preferred Stock. Except with respect to the election of directors of the Corporation as set forth in Section 5(d) below, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date pursuant to Section 4. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be rounded to the nearest whole number (with one-half being rounded upward).

(d) Election of Directors. The authorized number of directors shall be determined from time to time by the Corporation’s Board of Directors, as provided for in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. In accordance with the Bylaws of the Corporation and except as otherwise provided in this Amended and Restated Certificate of Incorporation, no person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California Corporations Code. During such time or times that the Corporation is subject to Section 2115(b) of the California Corporations Code, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected. Of the authorized number of members of the Corporation’s Board of Directors:

(i) the holders of Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect seven (7) members of the Corporation’s Board of Directors (each a “Preferred Director” and collectively, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of such directors; and

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(ii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, to remove from office such directors, to fill any vacancy caused by the resignation or death of such directors and to fill any vacancy (by unanimous consent if done in writing, or by majority vote otherwise) caused by the removal of any such directors.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

6. Amendments and Changes.

(a) Preferred Stock Vote. As long as any shares of Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then outstanding shares of the Preferred Stock (voting together as a single class on an as-converted basis), take any action (whether by merger, consolidation or otherwise) that:

(i) increases or decreases the total number of authorized shares of Preferred Stock or Common Stock;

(ii) amends in a material respect any provision of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, including without limitation, any amendment that alters or changes the rights, preferences, privileges or restrictions of the Preferred Stock;

(iii) creates (by reclassification or otherwise) any new class or series of stock, or any other security convertible into or exercisable for any new class or series of stock, or reclassifies any class or series of Common Stock into shares, which in any of the foregoing events has any rights, preferences or privileges equal or superior to any existing series of Preferred Stock;

(iv) results in the issuance of any security of the Corporation other than those not deemed “Additional Shares of Common” pursuant to Subsection 4(d);

(v) results in debt or liabilities (other than liabilities associated with product liability or defect claims) outside of the ordinary course of business which in the aggregate exceeds one hundred thousand U.S. dollars ($100,000);

(vi) results in the payment or declaration of any dividends on shares of Preferred Stock or Common Stock;

(vii) applies any of the Corporation’s assets to the redemption, retirement, purchase or acquisition of any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of service to the Corporation;

(viii) authorizes any increase to the shares reserved for issuance under the Corporation’s 2014 Equity Incentive Plan made available to officers, directors or employees of, or consultants to, the Corporation, or other similar plans including, without limitation, stock grant plans, option plans, purchase plans or other employee stock incentive programs or arrangements;

(ix) results in a Liquidation;

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(x) increase or decrease the size of the Board of Directors; or

(xi) would result in the taxation of the holder of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

(b) Series 6 Preferred Stock Vote. As long as any shares of Series 6 Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the Requisite Series 6 Holders, take any action (whether by merger, consolidation or otherwise) that:

(i) amends any provision of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws in a manner that adversely affects the rights, preferences, privileges or restrictions of the Series 6 Preferred Stock;

(ii) creates (by reclassification or otherwise) any new class or series of stock, or any other security convertible into or exercisable for any new class or series of stock, or reclassifies, alters or amends any existing security of the Corporation into shares, which in any of the foregoing events has any rights, preferences or privileges equal or superior to the Series 6 Preferred Stock;

(iii) results in the issuance of any security of the Corporation other than those not deemed “Additional Shares of Common” pursuant to Subsection 4(d);

(iv) results in the payment or declaration of any dividends on shares of Preferred Stock or Common Stock;

(v) applies any of the Corporation’s assets to the redemption, retirement, purchase or acquisition of any share or shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the termination of service to the Corporation;

(vi) results in a Liquidation, provided however, if upon the closing of such transaction(s), the aggregate proceeds per share received by the holders of the Series 6 Preferred Stock is equal to or greater than the Original Issue Price for such Series 6 Preferred Stock, such transaction(s) shall not require the written consent or affirmative vote of the Requisite Series 6 Holders; or

(vii) would result in the taxation of the holder of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended.

7. Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given when (a) delivered to the holder if delivered personally, or, (b) if sent by United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation, at the earlier of its receipt or three (3) business days after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

8. Redemption. The Preferred Stock is not redeemable.

FIFTH

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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SIXTH

The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible under applicable law. If the DGCL is amended after approval by the stockholders of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (a) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (b) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (a) and (b) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article SIXTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SIXTH, shall only be prospective and shall not adversely affect the rights under this Article SIXTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

SEVENTH

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with agents, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 145 of the DGCL. Any repeal or modification of this Article SEVENTH, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH, shall only be prospective and shall not adversely affect the rights under this Article SEVENTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.

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